Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-258487, 333-202669, 333-210036 and 333-269149) on Forms S-8 and S-3 of our reports dated February 15, 2024, with respect to the consolidated financial statements of Summit Materials, Inc. and the effectiveness of internal control over financial reporting.

                                /s/ KPMG LLP

Denver, Colorado
February 15, 2024